UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 20, 2009

DUNE ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32497	95-4737507
State of Incorporation	Commission File Number	IRS Employer I.D. Number

Two Shell Plaza, 777 Walker Street, Suite 2300, Houston, Texas 77002

Address of principal executive offices

Registrant’s telephone number: (713) 229-6300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On October 20, 2009, Dune Energy, Inc. (“we” or the “Company”) received notice from the NYSE Amex (the “Exchange”) that it failed to comply with Section 301 of the NYSE Amex Company Guide (the “Company Guide”), that requires a listed company to obtain Exchange approval prior to issuing additional shares of a listed security. Such failure occurred as a result of the Company issuing shares of our common stock in connection with an unexpectedly large number of conversions of our senior redeemable convertible preferred stock during mid-September. Although the failure to have obtained prior listing approval for the issuance of such shares could jeopardize the Company’s continued listing status, based on our current listing status, the Exchange has determined to treat its notice as a warning letter pursuant to Section 1009(a)(i) of the Company Guide. We have subsequently filed an application with the Exchange seeking approval for the listing of additional shares of common stock underlying our convertible preferred stock. Approval of the application by the Exchange will remedy the deficiency noted in the warning letter.

On October 21, 2009, we received a second letter from the Exchange stating that we had regained compliance with respect to the Exchange’s continued listing requirements set forth in Sections 1003(a)(i), (ii) and (iii) of the Company Guide. The Exchange noted that our Plan Period will remain open until we have been able to demonstrate compliance with the continued listing requirements for two consecutive quarters. If we do not demonstrate compliance for two consecutive quarters and/or by the end of the Plan Period, June 15, 2010, the Exchange may initiate delisting procedures.

Until such time as the Exchange approves our application for the listing of additional shares as set forth above, the Company’s stock trading symbol will continue to be subject to the indicator “.bc” to denote its noncompliance.

A copy of the press release dated October 26, 2009 is attached hereto as Exhibit 99.1 and is incorporated herewith.

Item 9.01	Financial Statements and Exhibits

Exhibit	Name of Document
Exhibit 99.1	Press release dated October 26, 2009, announcing notice from NYSE Amex

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 26, 2009	DUNE ENERGY, INC.
	By:	/s/ James A. Watt
	Name:	James A. Watt
	Title:	Chief Executive Officer

Exhibit Index

Exhibit	Name of Document
Exhibit 99.1	Press release dated October 26, 2009, announcing notice from NYSE Amex